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                                                                    EXHIBIT 99.1

                               EXTENSION AGREEMENT

Agreement dated as of November 15, 2006 between George Foreman ("Foreman") and Salton, Inc. ("Salton").

     Whereas:

     A. Salton and Foreman are parties to an agreement dated May 28, 2003 ("the Service Agreement") requiring Foreman to perform services for Salton through November 30, 2006 in order to promote certain products of Salton as a spokesperson, a participant in private and public meetings and conferences and to make personal appearances on TV and act and participate in TV infomercials; and

     B. Salton desires to continue to have the benefit of Foreman's services under the Service Agreement for an additional period of time.

     Therefore, Foreman and Salton agree to continue the existing Service Agreement with the following amendments:

     1. Term. The term of the Service Agreement shall be extended continue up to and including December 31, 2007 (the "Additional Term").

     2.   Fees for Services.

          2.1 For all of the services described in Section 3 during the Additional Term,, Foreman shall be paid the sum of two million dollars ($2,000,000) allocated as follows for the services rendered by
          Foreman:

          Promotional Appearances including news and information
             talk interviews on TV programs                        $1,600,000
          Attendance at business meetings, conferences, shows
             and meetings retailer clients                            300,000
          Participation in Infomercials and other TV commercials      100,000
                                                                   ----------
                                                                   $2,000,000

          2.2 The amounts owed to Foreman shall be paid, at the option of Salton, in either of the following ways:

          a) in 12 equal monthly installments of $166,666.67 each commencing January 1, 2007 through December 1, 2007; or

          b) in four equal quarterly installments of $500,000.00 each commencing with the calendar quarter beginning January 1, 2007.

          All payments shall be made on the first day of the applicable month or quarter, with the exception of the first payment, which shall be due within ten business days of the execution of this Agreement by Foreman.

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     3.   Non Disparagement. Foreman shall refrain from commenting or taking actions which might reasonably be determined to be derogatory to Salton.

     4. Independent Agent. Foreman agrees that he is acting as an independent agent under this Agreement and not as an employee or agent of Salton This Agreement does not constitute, nor shall it be construed as constituting, a partnership or joint venture between Foreman and Salton. Neither party shall have any right to obligate or bind the other party in any manner whatsoever and nothing contained herein shall, nor be construed as intending to, give any rights of any kind to any third party.

     5.   Indemnification/Insurance.

          5.1 Salton. Salton shall indemnify, defend and hold harmless Foreman from and against any and all damages, claims, actions, cost, recoveries, judgments, penalties and expenses of any kind whatsoever, including reasonable legal fees and out of pocket expenses and court costs and arbitration expenses (collectively "Loss") which may result or may be incurred, imposed upon or suffered by Foreman, whether in defending a claim, lawsuit or other proceedings, arising from or relating to claims of product liability and/or Foreman's services performed in accordance with this Agreement or the products of Salton, or arising out of any breach by Salton of its agreements, warranties or representations under this Agreement.

          5.2 Foreman. Foreman agrees to pay taxes and any other amount owed to any third parties arising out of his receipt of payments to him under this Agreement. Foreman agrees to indemnify and hold harmless Salton from and against any Loss arising out of any breach by Foreman of his agreements, warranties and representations under this Agreement.

          5.3 Insurance. Salton agrees to obtain, at its own expense (i) general liability and product liability insurance insuring Foreman as a named insured against Loss arising out of the manufacture, advertising, sale and use of the Product, which insurance may be a combined single-limit policy in an amount not less than five million dollars ($5,000,000.00) and which shall include product liability and general liability insurance; and (ii) all other insurance, as required by applicable law and as reasonably necessary in connection with the manufacture, sale and use of the Product. Within 15 business days next following Foreman's execution and delivery of this Agreement, Salton shall cause to be delivered to Foreman a certificate from the insurer or insurers, or agents for such insurer or insurers evidencing the insurance required under this Section 5.3 and, during the Term, Salton shall cause to be delivered to Foreman additional certificates evidencing the insurance required by this Section 5.3 at least 10 business days prior to the expiration of any then current insurance covered by any existing certificate naming Foreman as an insured.

     6. Representation and Warranties. Each party hereto respectively warrants, represents, and covenants and agrees with the other party that it has the right, power, ability and authority to enter into this Agreement and to perform its obligations hereunder and there is no oral or written contract with any third party that prevents such party from performing its obligations under this Agreement.

     7.   Miscellaneous.

          7.1 Section 2.3 and Exhibit A of the Service Agreement giving Salton the option to pay Foreman in Salton common stock instead of cash is eliminated.


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          7.2 Except as expressly amended by this Amendment, the Service
          Agreement remains in full force and effect.

          Salton, Inc.


By:
    ---------------------------------   ----------------------------------------
    Leon Dreimann                       George Foreman
    Chief Executive Officer


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